FIRST NILES FINANCIAL, INC., ANTICIPATES GAIN
FROM HARLAND FINANCIAL SOLUTIONS, INC.
ACQUISITION OF INTRIEVE INCORPORATED

First Niles Financial, Inc. (Nasdaq: FNFI), the holding company for Home Federal Savings and Loan Association of Niles announced that it anticipates a one time net gain of approximately $217,048, after tax, to be realized no later than the third quarter of fiscal year 2005. The one time gain is associated with the agreement announced by Harland Financial Solutions, Inc. for the cash acquisition of the outstanding shares of the common stock of Intrieve Incorporated, which includes the shares owned by Home Federal Savings and Loan Association of Niles, the Company's wholly owned subsidiary. The Company could realize additional gains of up to $22,625, after tax, during the year following the closing of the acquisition, if certain additional criteria specified in the acquisition agreement are satisfied. Harland Financial Solutions announced that it anticipates the acquisition to close by April 1, 2005, subject to the approval of Intrieve's shareholders. There can be no assurance that this acquisition will be completed as proposed or that the Company will realize the profit anticipated.

First Niles Financial, Inc. And its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral "forward-looking statements", including statements contained in its filings with the Securities and Exchange Commission. This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 and the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including the ability of Harland Financial Solutions to consummate its agreement to acquire Intrieve Incorporated and the ability of Intrieve Incorporated to meet the criteria specified in such agreement so as to trigger Harland Financial Solutions' obligation to make additional payments to Intrieve shareholders. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FOR IMMEDIATE RELEASE February 18, 2005	For Further Information Contact: William L. Stephens, President or Lawrence Safarek, Vice President First Niles Financial, Inc. 55 N. Main Street Niles, Ohio 44446 (330) 652-2539